Exhibit 99.1

Holly Corporation Reports Delay in Return to Planned Operating Levels at Navajo Refinery Due to Weather

DALLAS, TX – February 4, 2011 – Holly Corporation (NYSE:HOC) announced today that inclement weather has delayed its Navajo Refinery in Artesia, New Mexico from returning to planned operating levels. The Navajo Refinery experienced a plant-wide power failure late in the day on January 26, 2011 due to an interruption in power supply from its local utility.

Navajo’s crude rate has been reduced to approximately 40,000 barrels per day while plant personnel continue to work to restart certain downstream processing units. Management expects that because of the poor weather conditions, it could take at least an additional week to return to planned operating levels.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.

FOR FURTHER INFORMATION, contact

M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555